EXHIBIT B

                              GPU SERVICE, Inc.
                              300 Madison Avenue
                         Morristown, New Jersey 07962

                              SERVICE AGREEMENT

                               As of --------------



TO:   [Insert name and address of GPU Energy Company]
       ("Company")


      GPU Service, Inc. (hereinafter called "Service Company") is a company engaged in the rendering of services to companies in the GPU, Inc. holding company system. The organization, conduct of business and method of cost allocation of Service Company are designed to meet the requirements of Section 13 under the Public Utility Holding Company Act of 1935 and the rules and regulations promulgated thereunder to the end that services performed by the Service Company for said associate companies will be rendered to them at cost, fairly and equitably allocated. Services will be rendered by Service Company only upon receipt from time to time of specific or general requests therefor. Said request may always be modified or canceled by the serviced company at its discretion. The parties hereto agree as follows:

      1. Service Company agrees to furnish the Company and any subsidiaries of the Company including those to be formed or acquired in the future (collectively and individually referred to as "You"), upon the terms and conditions herein set forth, such of the services described in Schedule I hereto as You may from time to time request. Service Company will also furnish, if available, such services which are not described in Schedule I but which are generally related to such services as You may request.
      2. If You so request, Service Company will act as Your agent, attorney-in-fact and representative to sign such instruments and do such things as You may from time to time authorize in connection with the services to be furnished hereunder.
      3. (a) In addition to the services provided to you under Section 1, Service Company has and will maintain a staff trained and experienced in the analysis and evaluation of investment opportunities and their structure and implementation.
             (b)  Service  Company  also  will,  after   consultation  with  You
concerning services to be rendered pursuant to your request, arrange for services of non-affiliated experts and consultants.

      4. All of the services rendered under this agreement will be at the actual cost thereof and paid for in accordance with the provisions set forth in paragraph 5 hereof. Direct charges will be made for services where possible. The methods of determining such costs and the allocation thereof are set forth in
Schedule II hereto. These methods are reviewed periodically as deemed appropriate by You and Service Company. Such methods may be modified or changed by Service Company without the necessity of an amendment of this agreement, provided that in each instance all services rendered hereunder will be at actual cost thereof fairly and equitably allocated, and all in accordance with the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations and orders thereunder. You will be advised from time to time of any material changes in such methods.
      5. In providing services related to the operation and management of utility facilities and the handling and management of utility-related inventory, materials and services, if you so request, Service Company employees performing such Operations Division services and functions will be leased to You. The lease of such employees will be at the actual cost thereof as provided in Section 4.
                                        3

      6. An accounting of services performed will be rendered as soon as practicable after the close of each month.
      7. Service Company shall arrange for a working capital account ("Working Capital Account") to be established for You, from which Service Company shall make payments for all costs incurred in providing its services and in discharging its responsibilities hereunder. You agree to fund your Working
Capital Account by providing or transferring funds promptly on receipt of telephone or other notice or direction from or on behalf of Service Company of your obligation therefor or pursuant to other mutually agreeable procedures.
            Upon termination of this agreement, as hereinafter provided, any residual unexpended balance in the Working Capital Account after payment of the costs actually incurred, and reasonable commitments therefor, as set forth in
Section 4 hereof shall be credited to You.
      8. This agreement may be terminated at any time by either party giving at least thirty days' written notice to the other of such termination as at the end of any month. This agreement will also be subject to termination or modification at any time if and to the extent its performance may conflict with any federal or state law or any rule, regulation or order of a federal or state regulatory body having jurisdiction. This agreement will be subject to approval of any federal or state regulatory body whose approval is a legal prerequisite to its execution and delivery of performance.

                                     GPU SERVICE, INC.


                                       By:
                                          -------------------------
                                      Name:
                                          -------------------------
                                     Title:
                                           ------------------------
Accepted:
[Company]

By: ----------------------------
    [Name]
    [Title]

                                  SCHEDULE I

               Description    of Services  which are available from GPU SERVICE,
                              INC.

Accounting and Auditing.
------------------------
      The keeping of accounts and collateral activities, including billings, collections and payments, preparation of reports and preservation of records, review of internal controls and audits, preparation of statistical data and reports and analyses.

Corporate and Corporate Records.
--------------------------------
      Cooperation with officers and counsel of associate companies on corporate matters, regulation, contracts, claims, litigation, financial affairs, and investments, including debt and equity securities, leveraged leases and private placements. Services in connection with stockholders' and directors' meetings and keeping of corporate records.

Customer and Revenue Cycle Services.
------------------------------------
      Provide customer service and revenue cycle services including billing, meter reading, bill printing, collections, responding to and processing customer complaints, inquiries and claims, and customer call center services and remittance processing.

Design Services.
----------------

      The design of, and preparation of specifications and standards for, transmission and distribution facilities; technical advice, supervision, planning, research, and testing of such facilities and of specialized technical equipment.

Executive and Administrative.
-----------------------------
      Management, administrative and consulting services in connection with utility operations and all aspects of financial and investment transactions.

Financing
---------
      Services in connection with interim and permanent financing of associate companies, determination of capital needs, cooperation with officers and counsel of associate companies on financing matters, including registration statements and regulatory applications; cash management; budgeting; preparation of financial and statistical reports.

Information Technology Services
-------------------------------
      Manage, maintain and operate computer operations centers, data processing hardware and software, information systems design and development, and procurement of equipment, hardware, software and related information technology and systems services.

Insurance and Employee Benefit Programs.
----------------------------------------
      Development, placement and administration of insurance coverage and employee benefit programs, including group insurance, pensions, hospitalization and similar programs; property inspections and valuations for insurance.

Investment Operations.
----------------------
      Receipt, review, evaluation of investment opportunities and ways and means to utilize capital resources, communications with investment, merchant and commercial bankers, broker, dealers, investment advisors, portfolio managers, economists and other representatives of investment and financial institutions and funds; negotiation, structuring and implementation of investment decisions and the preparation and execution and delivery of agreements therefor.

Legal.
------
      Services related to general corporate legal matters and affairs including supervision of inside and outside counsel legal services.

Personnel.
----------

      Assistance  relating  to  wage  and  salary   administration,   employment
procedures and policies, employee training and safety and recruitment.

Public Information and Relations.
---------------------------------
      Services relating to information to and relations with the public, including customers, security holders, employees, financial analysis, rating agencies, federal and state regulations, investment firms and employees.

Purchasing and Storing.
-----------------------
      Services with respect to purchase and storing of materials, supplies, equipment and fuel. Inventorying same for resale to associate companies.

Rates and Research.
-------------------
      Review, design, interpretation, analysis and other services relating to rates and rate structure; assembly of data and coordination of presentation for rate proceedings; preparation and review of economic and depreciation studies; budget analyses. Services relating to research of financial and investment opportunities and ways to utilize capital resources.

Research and Development.
-------------------------

      Services relating to research and development of facilities and uses involved in the conduct of electric utility operations.

System Planning and Development.
      Planning and other services for supply of electric power, and negotiation of contracts therefor; load and capacity forecasting; system and regional planning studies.

Taxes.
------
      Services relating to federal, state and municipal taxes, including but not limited to sales and use taxes, property, utility and corporate taxes, preparation of federal, state and local returns and handling of federal state and local audits and claims.

Transmission and Distribution Operations
----------------------------------------
      The construction, operation and maintenance of the transmission and distribution facilities including, without limitation, performing or, if deemed desirable, contracting for any and all activities associated with the repair, modification, rehabilitation, maintenance, renewal and replacement required to place, keep and maintain Your transmission and distribution facilities in good and efficient operating condition, to protect the properties on which such facilities are located, to conductresearch and development with respect to transmission and distribution and to disburse or receive funds in connection therewith. Obtain and supervise non-affiliated contractors. Such work and contracts relating thereto shall be subject to normal and customary Service Company review and approval procedures.

Wholesale and Retail Energy and Transmission/Distribution Sales and Services.
-----------------------------------------------------------------------------
      Review, evaluation and analysis of opportunities to develop, market and sell energy and energy-related services and transmission/distribution and transmission/distribution services, including arrangements with and for associate companies. Engage in such transactions as you may request on your behalf. Provide "supplier of last resort" energy services.

                                 SCHEDULE II


                       Determination of Cost of Service
                            and Allocation Thereof


      Cost of service will be determined in accordance with the Public Utility Holding Company Act of 1935 and the rules and regulations and orders thereunder, and will include all costs of doing business incurred by Service Company.

      Records will be maintained by each core business or support process of the Service Company in order to accumulate all costs of doing business and to determine the cost of service. These costs will include wages and salaries of employees, the fees and other charges of contractors supplying goods and services, and related expenses such as insurance, taxes, pensions and other employee welfare expenses. In addition, records will be maintained to accumulate general administrative expenses, which will include the costs of operating Service Company as a corporate entity.

      Where appropriate, charges for services rendered or personnel assigned or leased to a particular GPU Energy Company and related expenses and non-personnel expenses (e.g., use of automotive equipment, etc.) relating to a particular GPU Energy Company will be billed directly to such GPU Energy Company.

      When a service is rendered for the benefit of two or more companies, the costs will be shared by the receiving companies as set forth in SEC File No. 70-9201.

      All other costs will be fairly and equitably allocated in accordance with Rules 90 and 91 of the Public Utility Holding Company Act of 1935. Calculations under these allocation formulae will be reviewed periodically and revised as appropriate to fully allocate all costs by each yearend.

      All charges for services will be determined from the time records of employees. Records of such related expenses and will be maintained and subjected to periodic review.

      Out-of-pocket expenses which are incurred for a GPU Energy Company will be billed at cost. Charges for non-personnel expenses, such as for use of automobiles not assigned exclusively to the GPU Energy Companies, will normally be computed on the basis of costs per hour.




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